Exhibit 99.1

LKQ Corporation Leadership Transition Becomes Effective

Chicago, IL (June 01, 2017) - Dominick P. Zarcone’s previously-announced promotion to President and Chief Executive Officer of LKQ Corporation (Nasdaq:LKQ) became effective as of May 31, 2017.  Robert L. Wagman, the Company’s President and Chief Executive Officer from January 2012 until May 2017, became a part-time employee of the Company serving as Executive Strategic Advisor primarily relating to mergers and acquisitions.

Commenting on the changes, Joseph M. Holsten, Executive Chairman of LKQ Corporation, said, "I am extremely pleased with our choice of Nick Zarcone as the new CEO of LKQ Corporation. Since joining LKQ in 2015 as our Chief Financial Officer, Nick has added tremendous value to the organization, and I am confident that he will be a great leader of our Company. Also, Rob Wagman’s continuing affiliation with us will help with the leadership transition and with the implementation of our global growth and operations strategies.  Nick and I look forward to utilizing Rob’s invaluable experience and in-depth industry knowledge."

On May 8, 2017 at the Annual Meeting of Stockholders, Mr. Zarcone was elected as a member of the LKQ Board of Directors.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com